                                                                  EXHIBIT (a)(4)

          [CREDIT SUISSE FIRST BOSTON CORPORATION LOGO AND LETTERHEAD]

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                             TECHFORCE CORPORATION

                                       AT

                              $8.50 NET PER SHARE

                                       BY

                            EQUANT ACQUISITION CORP.

                          A WHOLLY OWNED SUBSIDIARY OF

                           EQUANT HOLDINGS U.S., INC.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON TUESDAY, AUGUST 3, 1999, UNLESS THE OFFER IS EXTENDED.

                                                                    July 7, 1999

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

     We have been appointed by Equant Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Equant Holdings U.S., Inc., a Delaware corporation (the "Parent") and itself a wholly owned subsidiary of Equant N.V., a company organized under the laws of The Netherlands (the "Ultimate Parent"), to act as Dealer Manager in connection with the Purchaser's offer to purchase for cash all the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of TechForce Corporation, a Georgia corporation (the "Company"), at a purchase price of $8.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 7,1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer") enclosed herewith. Holders of Shares whose certificates for such Shares (the "Share Certificates") are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary (as defined below) prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedures for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee. Please bring the Offer to their attention as promptly as possible.

     Enclosed herewith for your information and forwarding to your client are copies of the following documents:

          1. The Offer to Purchase, dated July 7, 1999.

          2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

          3. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to American Stock Transfer & Trust Company (the "Depositary") by the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

          4. The Letter to stockholders of the Company from the Chairman, President and Chief Executive Officer of the Company, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9.

          5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

          6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

          7. A return envelope addressed to American Stock Transfer & Trust Company, the Depositary.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, AUGUST 3, 1999, UNLESS THE OFFER IS EXTENDED.

     Your attention is directed to the following:

          1. The tender price is $8.50 per share, net to the seller in cash without interest thereon.

          2. The Offer is made for all of the outstanding Shares.

          3. The Board of Directors of the Company has unanimously approved the Merger Agreement (as defined below) and the transactions contemplated thereby, including the Offer and the Merger (as defined below), has determined that the Offer and the Merger are fair to, and in the best interests of, the holders of Shares and recommends that holders of the Shares accept the Offer and tender their Shares pursuant to the Offer.

          4. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 30, 1999, by and among the Ultimate Parent, the Parent, the Purchaser and the Company (the "Merger Agreement"), which provides that subsequent to the consummation of the Offer, the Purchaser will merge with and into the Company (the "Merger"). At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company and each Share owned by the Parent, the Purchaser or any other direct or indirect subsidiary of the Parent or of the Company and other than Shares, if any, held by stockholders who have not voted in favor of or consented to the Merger and who have delivered a written demand for appraisal of such Shares in accordance with the Georgia Business Corporation Code) will be cancelled, extinguished and converted into the right to receive $8.50 in cash, without interest thereon.

          5. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on August 3, 1999, unless the Offer is extended.

          6. The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn prior to the expiration of the Offer, that number of Shares which, together with the Shares owned by the Parent and the Purchaser constitute more than 50% of the voting power (determined on a fully diluted basis) and (ii) the expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Shares which, together with any Shares owned by the Parent, the Purchaser and the Ultimate Parent, constitutes more than 50% of the voting power (determined on a fully diluted basis) and (ii) the expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Offer is also subject to other terms and conditions. See the Introduction and Section 1 and 15 of the Offer to Purchase.

     The Board of Directors of the Company (the "Board of Directors") has unanimously approved the Merger Agreement (as defined below) and the transactions contemplated thereby, including the Offer and the Merger (as defined below), has determined that the Offer and the Merger pursuant thereto are fair to, and in the best interests of, the Company's stockholders and recommends that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 30, 1999 (the "Merger Agreement"), by and among the Ultimate Parent, the Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement and the GBCC and the DGCL, the Purchaser will be merged with and into the Company (the "Merger"). Following the Merger, the Company will continue as the surviving corporation and become a wholly owned subsidiary of the Parent, and the separate corporate existence of the Purchaser will cease.

     In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary and (ii) either Share Certificates, representing the tendered Shares should be delivered to the Depositary, or such Shares should be tendered by book-entry transfer into the Depositary's account maintained at the Book-Entry Transfer Facility (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Offer.

     If holders of Shares wish to tender, but it is impracticable for them to forward their Share Certificates or other required documents prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

     The Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than the Dealer Manager, the Depositary and Georgeson Shareholder Communications Inc. (the "Information Agent") (as described in the Offer to Purchase)) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to the Information Agent or the undersigned, at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

                                     Very truly yours,

                                     Credit Suisse First Boston Corporation

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, THE PARENT, THE ULTIMATE PARENT, THE DEALER MANAGER, THE COMPANY, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.